Exhibit 99.1

Intel Corporation 2200 Mission College Blvd. Santa Clara, CA 95054-1549

Intel Announces Senior Notes Offering

SANTA CLARA, Calif., Sept. 14, 2011 — Intel Corporation today announced its intention to commence a public offering of senior unsecured notes consisting of 5, 10 and 30-year notes pursuant to an effective shelf registration statement previously filed with the Securities and Exchange Commission. Each tranche will be at, or greater than, the benchmark size of at least $500 million. The offering and the actual terms of the notes, including principal amount, interest rate and maturity, will depend on market and other conditions.

Intel intends to use the net proceeds from the offering primarily to repurchase shares of common stock; and for general corporate purposes.

Citigroup Global Markets Inc., Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Inc. are acting as joint book-running managers for the offering of the notes.

This offering will be made only by means of a prospectus and related prospectus supplement, which may be obtained for free by visiting the SEC’s website at www.sec.gov.  Alternatively, copies may be obtained by contacting Citigroup Global Markets Inc., Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220, Attention: Prospectus Department (telephone: 1-877-858-5407 or  email: batprospectusdept@citi.com);  Goldman, Sachs & Co., Prospectus Department, 200 West Street, New York, NY 10282 (telephone: 1-866-471-2526, facsimile: 212-902-9316, or email prospectus-ny@ny.email.gs.com) or Merrill Lynch, Pierce, Fenner & Smith Incorporated, 100 West 33rd Street, 3rd Floor, New York, NY 10001, Attention: Prospectus Department (telephone: 1-800-294-1322).

This news release shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This news release contains certain forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, whether or not Intel will offer the notes or consummate the offering, the anticipated terms of the notes and the offering, and the anticipated use of the proceeds of the offering. Intel does not undertake any obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this press release.

Intel (NASDAQ: INTC) is a world leader in computing innovation. The company designs and builds the essential technologies that serve as the foundation for the world’s computing devices.

Intel and the Intel logo are trademarks of Intel Corporation in the United States and other countries.

* Other names and brands may be claimed as the property of others.

CONTACTS:	Chuck Mulloy	Kevin Sellers
	Media Relations	Investor Relations
	408-765-3484	480-363-2642
	cmulloy@intel.com	kevin.k.sellers@intel.com